Exhibit 4.1

LOAN AGREEMENT

BETWEEN:

1.	Johan Dejager, with address at Zandberg 11-101, B-9000 Gent, Belgium,

Here after referred to as the ‘’Lender’’, on the one hand,

AND

2.	ELEPHANT TALK COMMUNICATIONS Corp., with registered office at 9705 N. Broadway, Ext. Ste 200, 2nd Floor, Oklahoma City, OK 73114, USA, in this duly represented by Steven VAN DER VELDEN, Chief Executive Officer,

Here after referred to as the ‘’Borrower’’ on the other hand

WHEREAS:

1.	The Lender orally agreed to provide the Borrower with an unsecured loan of €1,000,000.00 subordinate to the Senior Secured Convertible Note issued by the Borrower on March 29, 2012 ;
2.	The parties wish to set forth in writing the terms and conditions upon which the Lender makes its loan available to the Borrower.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 – Amount

The Lender agrees under terms and conditions hereinafter set forth to provide the Borrower with an unsecured loan subordinate to the Senior Secured Convertible Note issued by the Borrower on March 29, 2012 in the principal amount of € 1,000,000.00 and the Borrower hereby agrees to borrow this principal amount of € 1,000,000.00 from the Lender.

The Lender agrees that this amount will be made available to the Borrower before May 30, 2013 by transferring, on behalf of the Borrower, in total € 1,000,000.00 to the account of Borrower.

Article 2 – Interest

Interest will be calculated from the date of receipt of the money in the accounts of the Borrower. Payment is due every 3 months in arrear at a rate of 12 percent per annum, with the last interest payment due on the repayment date of the principal amount. The interest calculation is to be done on a 365/365 days basis.

Article 3 - Repayment of principal

The Borrower shall repay the outstanding principal amount in full, including the last 3 months of interest, 365 days after final receipt of the loan amount in its accounts.

Article 4 - Prepayment

The Borrower shall only be allowed to prepay the outstanding principal amount without any penalty being due with the consent of the Lender.

Article 5 - Payment

Payments of interest, principal amounts or other amounts due hereunder shall be remitted without any deduction for or on account of any tax whatsoever by transfer of immediately available funds to a bank account of the Lender designated by the Lender in writing to the Borrower.

Any payments by the Borrower hereunder shall be applied first to payment of accrued and unpaid interest through the date of payment and then to the payment of the outstanding principal balance of the loan.

Article 6 –Warrant coverage

Upon receipt of the loan amount in the accounts of the Borrower, the Borrower will issue a warrant to the Lender to purchase 1,253,194 restricted shares of common stock of the Borrower. The exercise price of the warrant will be US$ 1.03. The warrant shall be exercisable for a term for 5 years from the date of issuance of the warrant. The warrant can only be exercised against cash payment. The exercise will be mandatory after one year of issuance once the stock price, measured as an average of the closing bid price of 10 preceding trading days, is more than US$ 1.55.

Article 7 – Defaults

The outstanding principal amount and all interest and all costs shall become immediately due and payable to the Lender upon issuance of a simple payment order in the name of the Lender to the Borrower if and when:

i.	the Borrower fails to pay the interest and costs due and/or fails to repay the outstanding principal amount of the loan when due and/or materially acts contrary to or fails to meet or fulfil any material provision of this agreement and – after having been requested to fulfil its obligations by registered letter – neglects to do so for a period of 20 (twenty) days after the date of the said notification;

ii.	Other than in the ordinary course of business, the Borrower transfers, sells or otherwise disposes of substantially all of its properties or assets without the Lender’s prior written consent; or

iii.	a petition is presented or a resolution passed for the Borrower’s winding up, bankruptcy, moratorium of payment or any (other) voluntary arrangement or administration order or any proposal or petition therefore or any distress, execution or other process levied or any receiver or any encumbrances appointed and, in the event the foregoing was not initiated by the Borrower, such petition, resolution, arrangement, order, proposal or process is not dismissed or withdrawn within 60 days after filing or submission.

Article 8 - Notices

All notices which are required or may be given pursuant to the terms of this agreement shall be in writing and shall be deemed given when delivered by hand or, if given by telecopy or telefax, when sent or, if mailed, shall be deemed given five (5) days after the date when sent by registered or certified mail, postage prepaid. The addresses of the parties hereto for purposes of notices, requests, demands and other communications are as set out at the beginning of this agreement or such other address as any party hereto shall have designated by notice in writing to the other party hereto.

Article 9 – Miscellaneous

1.	The obligations which the Borrower has assumed by way of this agreement have also been assumed by the Borrower for its legal successors by singular title.

2.	The Borrower is not entitled to assign its rights and obligations under this agreement to a third party. If the Lender has given the Borrower written permission to assign the rights and obligations under this agreement to one or more third parties, the Borrower undertakes vis-à-vis the Lender to impose the Borrower’s obligation vis-à-vis the Lender on those third parties by way of a perpetual clause.

The Lender is entitled to assign its rights and obligations under this agreement to a third party.

The Borrower undertakes at all times to render its cooperation in an assignment by the Lender of all or part of the loan and to acknowledge such assignment in writing and without any reservations.

3.	Except in the event of explicit reference, this agreement contains the full agreement between the Lender and the Borrower with respect to this loan. All prior oral or written agreements, statements or obligations between the Lender and the Borrower in this regard hereby cease to exist.

4.	This agreement will take effect upon the signing of this agreement and will end as soon as the Lender has nothing more to claim from the Borrower on the basis of this loan.

5.	The obligations under this agreement are indivisible.

Article 10 - Governing Law

This agreement shall entirely be governed by and construed in accordance with the laws of the Netherlands.

Article 11 - Jurisdiction

Any and all disputes arising from or connected with this agreement or any amendment thereof shall be settled exclusively by the competent court of Amsterdam.

This Agreement shall be signed in 2 (two) original copies or may be executed by Parties signatures transmitted by facsimile or electronic format, and copies of this Agreement so executed and delivered shall have the same force and effect as originals.

IN WITHNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of May 24, 2013.

The Lender:	The Borrower:

Elephant Talk Communications Corp.
represented by

/s/ Johan Dejager	/s/ Steven van der Velden
Johan Dejager	Steven van der Velden, CEO

ADDENDUM TO THE LOAN AGREEMENT D.D. May 24 2013

BETWEEN:

1.	Johan Dejager, with address at Zandberg 11-101, B-9000 Gent, Belgium,

Hereafter referred to as the ‘’Lender’’, on the one hand,

AND

2.	ELEPHANT TALK COMMUNICATIONS Corp., with registered office at 9705 N. Broadway, Ext. Ste 200, 2nd Floor, Oklahoma City, OK 73114, USA, in this duly represented by Steven VAN DER VELDEN, Chief Executive Officer,

Here after referred to as the ‘’Borrower’’ on the other hand

WHEREAS:

1.	The Lender orally expressed his wish to convert the loan and attached warrants into restricted shares of the Borrower (ETAK);
2.	The parties wish to set forth in writing the terms and conditions upon which the Conversion will be effectuated.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 –Conversion and termination

The loan will be terminated per July 15, 2013. The principal amount will per that date be converted in restricted shares of the Borrower and issued the Lender. The conversion of the principal amount of € 1,000,000 in ETAK shares will be effectuated against the €/US$ exchange rate of Friday 12, 2013 and the closing price of ETAK on Friday 12, 2013, being US$ 0.71. Interest will be due by the Borrower to the Lender till the date of termination.

The Lender agrees that the ETAK warrant issued under number L1 and as attached to this Amendment will be cancelled per the date of termination of the Loan Agreement and that the Lender is not entitled anymore to any right of this warrant per the same date.

Article 2 – Necessary approvals

The termination and conversion in ETAK shares of the loan is subject to the following approvals;

•	Approval by the Independent Board members and full Board, as the transaction is with a fellow not independent Board member
•	Approval by the Investors of the June 17, 2013 funding, as the issuance of the number of shares is not allowed at this moment under the concerned SPA
•	Approval of the necessary additional listing by NYSE MKT

This Amendment of the Agreement shall be signed in 2 (two) original copies or may be executed by Parties signatures transmitted by facsimile or electronic format, and copies of this Agreement so executed and delivered shall have the same force and effect as originals.

IN WITHNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of July 14, 2013.

The Lender:	The Borrower:

Elephant Talk Communications Corp.
represented by

/s/ Johan Dejager	/s/ Steven van der Velden
Johan Dejager	Steven van der Velden, CEO